Exhibit  10.5

FIRST AMENDMENT

TO

EMPLOYMENT, NONCOMPETITION

AND ARBITRATION AGREEMENT

This First Amendment to Employment, Noncompetition and Arbitration Agreement (this “Amendment”) is entered into this 2nd day of April, 2003 (the “Amendment Date”), by and between Jeffrey T. Hinson (“Employee”), and HBC Management Company, Inc. (“Employer”).  Capitalized terms used herein, but not otherwise defined, shall have the same meaning assigned to them in the Agreement (as defined below).

RECITALS

A.                                   Employee and Employer entered into that certain Employment, Noncompetition and Arbitration Agreement, dated as of November 5, 2001 (the “Agreement”);

B.                                     The parties desire to amend the Agreement as set forth herein in anticipation of the completion of the transactions contemplated by that certain Agreement and Plan of Reorganization dated June 11, 2002 by and among Hispanic Broadcasting Corporation, Univision Communications, Inc. (“Univision”) and Univision Acquisition Corporation (the “Merger Agreement”); and

C.                                     Employer desires to continue to employ Employee and Employee desires to continue his employment with Employer subject to the following modifications of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Amendment to Paragraph 4.  The introductory paragraph of Paragraph 4 of the Agreement is hereby amended and restated in its entirety to read as follows (Sub-Paragraphs 4(a), (b) and (c) of the Agreement to remain as is without amendment):

Duration of  Employment.  The term of Employee’s employment shall continue pursuant to this Agreement from the Effective Date for a period of three (3) years (including any Conversion Period, as defined below, “Initial Term of Employment” or “Initial Term”), subject to a later extension or earlier termination under the provisions of this paragraph (including any Conversion Period, the “Term of Employment” or “Term”).  The Initial Term shall automatically be extended for an additional one-year term on each anniversary of this Agreement unless, before such anniversary, either party shall give notice to the other that it elects to terminate this automatic extension provision; provided, however, that this automatic extension provision shall automatically terminate on the Date of Conversion, as defined below, of this Agreement.

2.                                       Insertion of New Sub-Paragraph 4(d).  The following shall be inserted as new Sub-Paragraph 4(d) of the Agreement:

(d)                                 Conversion to Consulting Agreement.

If at any point after the Initial Meeting (as defined below) Employee is not satisfied with his duties and responsibilities, Employee shall be entitled, in his sole and absolute discretion, to terminate his employment with Employer and to convert this Agreement to a consulting agreement (the “Conversion”) pursuant to which he shall provide consulting services to Employer for the balance of the Term, by giving written notice to Employer stating his desire to terminate his employment and convert the Agreement in accordance with the provisions of this Sub-Paragraph 4(d) (the “Notice of Conversion”), and such Conversion shall take effect on the date Employer receives the Notice of Conversion (the “Date of Conversion”).  The parties’ obligations under Paragraph 2 (other than the Employer’s obligations under Sub-Paragraph 2(b)) of this Agreement shall not in any way be diminished, but rather shall remain in full force and effect after the Date of Conversion, and Employee shall remain subject to the provisions of Paragraph 9 of the Agreement.  Employer and Employee shall use their reasonable efforts to agree to the terms and scope of Employee’s consulting services and to amend this Agreement accordingly to reflect the Conversion within thirty (30) days following the Date of Conversion; provided, however, the following Paragraphs of the Agreement shall terminate and no longer be of any force or effect as of 12:01 a.m., Dallas time, on the Date of Conversion: 3(a), 3(b), 3(c), 3(d), 4(c)(i) and (vi), and 5.

3.                                       Amendment to Paragraph 7.  Paragraph 7 of the Agreement is hereby amended and restated in its entirety to read as follows:

Annual Meetings with Univision.  Upon closing of the Transactions (as defined in the Merger Agreement), Employee shall be entitled to meet annually with representatives of Univision to discuss his employment duties and responsibilities.  The initial meeting pursuant to this Paragraph 7, which shall occur in December 2003, being referred to as the “Initial Meeting.”

4.                                       Effect.  Except as amended by this Amendment, all of the provisions of the Agreement are hereby affirmed, ratified and declared to be in full force and effect.

5.                                       Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and together shall constitute one and the same Amendment.

6.                                       Effectiveness.  This Amendment shall become effective upon the closing of the Transactions.

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IN WITNESS WHEREOF, this Amendment has been entered into as of the date and year first above written.

EMPLOYEE:

/s/ Jeffrey T. Hinson
Jeffrey T. Hinson

EMPLOYER:

HBC MANAGEMENT COMPANY, INC.

By:	/s/ McHenry Tichenor, Jr.
Name:	McHenry Tichenor, Jr.
Title:	Chief Executive Officer

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